Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                                       |X|

Filed by a Party other than the Registrant                    | |

Check the appropriate box:
| |        Preliminary Proxy Statement
| | Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|        Definitive Proxy Statement
| |        Definitive Additional Materials
| |        Soliciting Material Under Rule 14a-12

                     EVANS & SUTHERLAND COMPUTER CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|        No fee required.
| | Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           (1) Title of each class of securities to which transaction  applies:
           --------------------------------------------------------------------
           (2) Aggregate  number of securities  to which  transaction  applies:
           --------------------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           --------------------------------------------------------------------
           (4) Proposed maximum aggregate value of transaction:
           --------------------------------------------------------------------
           (5) Total fee paid:
           --------------------------------------------------------------------

| |        Fee paid previously with preliminary materials:
           --------------------------------------------------------------------
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1) Amount previously paid:
           --------------------------------------------------------------------
           (2) Form, Schedule or Registration Statement No.:
           --------------------------------------------------------------------
           (3) Filing Party:
           --------------------------------------------------------------------
           (4) Date Filed:
           --------------------------------------------------------------------

                                                                  April 20, 2001


Dear Evans & Sutherland Shareholder:

     You are cordially invited to attend Evans & Sutherland's 2001 annual meeting of shareholders to be held on Thursday, May 24, 2001 at 11:00 a.m., local time, at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

     An outline of the business to be conducted at the meeting is given in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for shareholders to ask questions.

     I hope you will be able to join us. To ensure your representation at the meeting, I encourage you to complete, sign, and return the enclosed proxy card as soon as possible. Your vote is very important. Whether you own a few or many shares of stock, it is important that your shares be represented.

                                  Sincerely,


                                  /S/ James R. Oyler
                                  -----------------------
                                  James R. Oyler
                                  President and
                                  Chief Executive Officer











|_| 600 Komas Drive |_| Salt Lake City, Utah 84108 |_| tel  801-588-1000 |_| fax
801-588-4500 |_| web es.com

                               EVANS & SUTHERLAND
                              COMPUTER CORPORATION

                     ---------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 24, 2001


TO THE SHAREHOLDERS:

     The  annual  meeting  of  shareholders  of  Evans  &  Sutherland   Computer
Corporation will be held on Thursday, May 24, 2001 at 11:00 a.m., local time, at 600 Komas Drive, Salt Lake City, Utah 84108. At the meeting, you will be asked:

     1. To elect four directors to the Evans & Sutherland Computer Corporation Board of Directors to serve for terms as more fully described in the accompanying proxy statement;

     2. To approve an amendment to the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation;

     3. To ratify the appointment of KPMG LLP as independent auditors of Evans & Sutherland Computer Corporation for the fiscal year ending December 31, 2001; and

     4. To transact such other business as may properly be presented at the annual meeting.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     If you were a shareholder of record at the close of business on March 30, 2001, you may vote at the annual meeting and any adjournment(s) thereof.

     We invite all shareholders to attend the meeting in person. If you attend the meeting, you may vote in person even if you previously signed and returned a proxy.

                                        FOR THE BOARD OF DIRECTORS


                                        /S/ William M. Thomas
                                        ----------------------------
                                        William M. Thomas
                                        Vice President, Chief Financial Officer
                                        and Corporate Secretary








Salt Lake City, Utah
April 20, 2001



--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE REPRESENTATION OF YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                               EVANS & SUTHERLAND
                              COMPUTER CORPORATION
                                 600 Komas Drive
                           Salt Lake City, Utah 84108


                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

GENERAL

     Evans & Sutherland Computer Corporation, a Utah corporation, is soliciting this proxy on behalf of its Board of Directors to be voted at the 2001 annual meeting of shareholders to be held on Thursday, May 24, 2001 at 11:00 a.m., local time, or at any adjournment or postponement thereof. The annual meeting of shareholders will be held at Evans & Sutherland's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

METHOD OF PROXY SOLICITATION

     These proxy solicitation materials were mailed on or about April 20, 2001 to all shareholders entitled to vote at the meeting. Evans & Sutherland will pay the cost of soliciting these proxies. These costs include the expenses of preparing and mailing proxy materials for the annual meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding the proxy material. In addition to solicitation by mail, Evans & Sutherland's directors, officers and employees may solicit proxies for the meeting by telephone, facsimile or otherwise. Directors, officers, or employees of Evans & Sutherland will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur.

VOTING OF PROXIES

     Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, we will vote signed returned proxies:

     o    FOR the election of the Board of Directors' nominees for directors;

     o FOR the amendment to the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation; and

     o    FOR   ratification   of  the  appointment  of  KPMG  LLP  as  Evans  &
          Sutherland's independent auditors for the fiscal year ending December 31, 2001.

     We do not know of any other business that may be presented at the annual meeting. If a proposal other than those listed in the notice is presented at the annual meeting, your signed proxy card gives authority to the persons named in the proxy to vote your shares on such matters in their discretion.

REQUIRED VOTE

     Record holders of shares of Evans & Sutherland's common stock, par value $.20 per share, at the close of business on March 30, 2001 may vote at the meeting. Each shareholder has one vote for each share of common stock the shareholder owns. At the close of business on March 30, 2001, there were 10,338,862 shares of common stock outstanding.

     The affirmative vote of a majority of a quorum of shareholders is required for approval of all items being submitted to the shareholders for their consideration, except for the election of directors, which is determined by a simple plurality of the votes cast. Evans & Sutherland's bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transaction of business. An automated system administered  by  Evans &  Sutherland's  transfer  agent  tabulates  the  votes.
Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Each is tabulated separately. Abstentions are counted as voted and broker non-votes are counted as unvoted for determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

REVOCABILITY OF PROXIES

     You may revoke your proxy by giving written notice to the Corporate Secretary of Evans & Sutherland, by delivering a later proxy to the Corporate Secretary, either of which must be received prior to the annual meeting, or by attending the meeting and voting in person.



                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, currently consisting of one or two directors each, whose terms expire at successive annual meetings. The Board of Directors has adopted a resolution to expand the Board of Directors from five members to seven members, commencing on the date of the annual meeting, with one of the new positions assigned to the class of directors ending 2002 and one of the new positions assigned to the class of directors ending 2003. At the 2001 annual meeting, the shareholders of Evans & Sutherland will elect directors to fill the two newly created vacancies, as well as the two existing positions coming up for election at the annual meeting as follows:

     o two directors will be elected to serve for a three-year term expiring at Evans & Sutherland's annual meeting in 2004;

     o one director will be elected to serve for a one-year term expiring at Evans & Sutherland's annual meeting in the year 2002; and

     o one director will be elected to serve for a two-year term expiring at Evans & Sutherland's annual meeting in 2003.

     Each of the nominees elected as directors will continue in office until their respective successors are duly elected and qualified. The Board of Directors has nominated Mr. Gerald S. Casilli, Mr. Wolf-Dieter Hass, Mr. James
R. Oyler and Mr. Anthony Tether for election as directors at the 2001 annual meeting. Mr. Gerald S. Casilli and Mr. James R. Oyler are designated to fill the two positions having a term expiring in 2004. Mr. Wolf-Dieter Hass is designated to fill the position having a term expiring in 2002 and Mr. Anthony Tether is designated to fill the position having a term expiring in 2003. There are no family relationships among any of Evans & Sutherland's directors or executive officers. Unless you specify otherwise, your returned signed proxy will be voted in favor of each of the nominees. In the event a nominee is unable to serve, your proxy may vote for another person nominated by the Board of Directors to fill that vacancy. The Board of Directors has no reason to believe that the nominees will be unavailable.

VOTE REQUIRED

     A plurality of the votes represented at the meeting is required to elect a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.



                                    DIRECTORS

     Set forth below is the principal occupation of, and certain other information regarding, the nominees and other directors whose terms of office will continue after the annual meeting.

DIRECTORS NOMINEES - TERMS ENDING IN 2004

Gerald S. Casilli has been a Director of Evans & Sutherland since 1997. Mr. Casilli is Chairman of the Board of Ikos Systems, Inc. and has served in such capacity since July 1989 and has served as a Director of Ikos since 1986. He was also Chief Executive Officer of Ikos from April 1989 to August 1995. From January 1986 to December 1989, Mr. Casilli was a general partner of Trinity Ventures, Ltd., a venture capital firm and from February 1982 to 1990, he was a general partner of Genesis Capital, a venture capital firm. Mr. Casilli founded Millenium Systems in 1973, a manufacturer of microprocessor development systems and served as its President and Chief Executive Officer until 1982. Age: 61.

James R. Oyler has been President, Chief Executive Officer and Director of Evans & Sutherland since December 1994. Mr. Oyler is a Director of Ikos Systems, Inc. and has served in such capacity since October 1991. Previously, he served as President of AMG, Inc. from mid-1990 through 1994 and as Senior Vice President of Harris Corporation from 1976 through mid-1990. Age: 55.

DIRECTOR NOMINEE - TERM ENDING IN 2002

Wolf-Dieter Hass is Managing Director of the Lufthansa Simulator Center in Berlin and General Manager, Flight Training Devices, for Lufthansa German Airlines. He has served in both capacities since August 1990. Mr. Hass has served in other engineering and management positions since joining Lufthansa German Airlines in August 1965. Mr. Hass studied Aeronautical Engineering at the Technical University of Berlin, earning the degree of Diplom-Ingenieur. Mr. Hass is currently Chairman of the IATA Flight Simulator Working Group and a member of the Royal Aeronautical Society's Flight Simulation Group. Age: 61.

DIRECTOR NOMINEE - TERM ENDING IN 2003

Anthony J. Tether is President and Chief Executive Officer of The Sequoia Group and has served in that capacity since 1996. From 1994 to 1996, Mr. Tether was Chief Executive Officer of Dynamics Technology, Inc. Mr. Tether served in various management positions at Science Applications International Corporation from 1992 to 1994 and at Loral Corporation from 1986 to 1992. From 1978 to 1986, Mr. Tether held various positions with the United States Government, including Director of National Intelligence and Director, Strategic Technology Office, DARPA. Mr. Tether earned his Ph.D. and M.S. degrees in electrical engineering from Stanford University. Age: 59.

DIRECTOR CONTINUING IN OFFICE - TERM ENDING IN 2002

Stewart Carrell has been Chairman of the Board of Evans & Sutherland since March 1991 and Director of Evans & Sutherland since 1984. Mr. Carrell also serves as Chairman of Seattle Silicon Corporation and as a Director of Tripos, Inc. From mid-1984 until October 1993, he was Chairman and Chief Executive Officer of Diasonics, Inc., a medical imaging company. From November 1983 until early 1987, Mr. Carrell was also a General Partner in Hambrecht & Quist LLC, an investment banking and venture capital firm. Age: 67.

DIRECTORS CONTINUING IN OFFICE - TERMS ENDING IN 2003

Peter O. Crisp has been a Director of Evans & Sutherland since 1980. Mr. Crisp is Vice Chairman of Rockefeller Financial Services, Inc. From 1969 to October 1997, Mr. Crisp was a General Partner of Venrock Associates, a venture capital firm based in New York. He is also a Director of American Superconductor Corporation, Lexent Inc., Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation and United States Trust Corporation.
Age: 68.

Ivan E. Sutherland was Co-founder and has been a Director of Evans & Sutherland since 1968. Mr. Sutherland is Vice President and Fellow for Sun Microsystems, Inc. From 1980 to late 1990, he served as Vice President and Technical Director for Sutherland, Sproull and Associates, Inc. Also during this period, Mr. Sutherland was associated with ATV as a partner and advisor in venture capital activities. From March 1976 to July 1980, he served as Fletcher Jones Professor of Computer Science and head of the Computer Science Department at the California Institute of Technology. Mr. Sutherland served as a Vice President and Chief Scientist of Evans & Sutherland from 1968 until June 1974, as Vice President of Picture Design Group from July 1974 to December 1974 and as a Senior Scientist for the Rand Corporation from January 1975 to May 1976. Age:
62.

BOARD MEETINGS AND COMMITTEES

     In fiscal year 2000 the Board of Directors held six board meetings either in person or telephonically. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors. The Board of Directors has established three committees, the Audit Committee, the Compensation and Stock Options Committee and the Nomination Committee.

     The principal functions of the Audit Committee are to monitor the integrity of Evans & Sutherland's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of Evans & Sutherland's independent auditors; provide an avenue of communication among the independent auditors, management and the Board of Directors; encourage adherence to, and continuous improvement of, Evans & Sutherland's policies, procedures and practices at all levels; review areas of potential significant financial risk to Evans & Sutherland; and monitor compliance with legal and regulatory requirements. The Audit Committee currently consists of Ivan E. Sutherland, Gerald S. Casilli, and Peter O. Crisp and held six meetings in 2000. Each member of the Audit Committee attended at least 75% of the meetings of the Audit Committee in 2000.

     The Compensation and Stock Options Committee reviews compensation and benefits for Evans & Sutherland's executives and administers the grant of stock options under Evans & Sutherland's existing plans. Pursuant to delegated authority from the Board of Directors, James R. Oyler, as Chief Executive Officer, determines all salaries except for Evans & Sutherland's executive officers. The Compensation and Stock Options Committee consists of Stewart Carrell, Gerald S. Casilli, Peter O. Crisp, and Ivan E. Sutherland. There were no separate meetings of the Compensation and Stock Options Committee held in 2000.

     The Nomination Committee makes recommendations to the Board of Directors concerning candidates for election as directors. The Nomination Committee considers nominees recommended by shareholders for election as a director. Such recommendations should be sent to the Corporate Secretary of Evans & Sutherland for presentation to the Nomination Committee. The Nomination Committee consists of Stewart Carrell, Gerald S. Casilli, Peter O. Crisp and Ivan E. Sutherland. There were no separate meetings of the Nomination Committee held in 2000.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors employed by Evans & Sutherland do not receive any separate compensation for services performed as a director. Evans & Sutherland's non-employee directors receive a $20,000 annual retainer per year plus $1,000 for each board meeting attended. There is no separate compensation for committee meeting attendance.

     On February 2, 1989, the Board of Directors adopted the 1989 Stock Option Plan for Non-Employee Directors, which was approved by the shareholders on May 16, 1989. The Non-Employee Directors Plan was subsequently amended on February 20, 1996 and May 20, 1998. Under the Non-Employee Directors Plan, 400,000 shares have been reserved for issuance of options. Pursuant to the Non-Employee Directors Plan, each non-employee director of Evans & Sutherland serving at such time received an option on May 16, 1989 to purchase 10,000 shares, which option was immediately exercisable. Each person, who becomes an eligible director (non-employee) subsequent to the date of adoption of the plan, receives an automatic grant, on the date of his first appointment or election to the Board of Directors, of an option to purchase 10,000 shares. Such options are exercisable in three annual installments on the first, second and third anniversaries of the date of the grant.

     In addition to the initial grants, each eligible director is automatically granted additional options to purchase 10,000 shares of Evans & Sutherland's common stock on the first day of each fiscal year, provided however, that in no event shall an eligible director be granted options under the Non-Employee Directors Plan to purchase more than 100,000 shares in the aggregate. Each option, after the initial option, becomes exercisable in three installments on the first, second and third anniversaries of the date of the grant. Currently, the Board of Directors consists of four non-employee directors. As of March 30, 2001, 154,150 shares remain available for future option grants under the Non-Employee Directors Plan.

     The exercise price for options granted under the Non-Employee Directors Plan is equal to the fair market value of Evans & Sutherland's common stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option expires on the earlier of its expiration date or 90 days from the date the grantee ceased to be a non-employee director for any reason other than retirement from the Board of Directors after attaining age 57, or employment by Evans & Sutherland. In the event of retirement, each option shall become fully vested and exercisable until the expiration date of such option. In the event of employment, each option shall continue to be exercisable until the expiration of the option or 90 days after termination of employment of such individual.

     Options granted pursuant to the Non-Employee Directors Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. In the event of a sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to Evans & Sutherland with respect to the grant of the option or the sale of stock acquired upon exercise of the option. Evans & Sutherland should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option. Generally, option recipients will be subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934.

                                  PROPOSAL TWO

               AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN
                   of EVANS & SUTHERLAND COMPUTER CORPORATION

     General. At Evans & Sutherland's annual meeting, Evans & Sutherland will seek shareholder approval of an amendment to the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation (the "ESPP") to extend the term of the ESPP for an additional five-year period ending February 20, 2006. At its meeting on February 22, 2001, Evans & Sutherland's Board of Directors approved the amendment to the ESPP and directed that the amendment be submitted as a proposal for shareholder approval at Evans & Sutherland's annual meeting.

     Current ESPP Provisions. The ESPP provides eligible employees with an opportunity to purchase Evans & Sutherland common stock through accumulated payroll deductions. Any employee of Evans & Sutherland or any wholly owned subsidiary is eligible to participate in the ESPP.

     Eligible employees may begin participating in the ESPP at the start of the first pay period following the receipt by Evans & Sutherland of the employee's election form. An employee's annual payroll deductions may not exceed 10% of the employee's gross annual salary and must be at least $4 per week. Under the terms of the ESPP, the shares which are to be purchased by participants will be purchased directly from Evans & Sutherland. Under the ESPP, purchases of common stock will occur when sufficient funds are deferred to the employee's stock purchase account. The price of each share purchased under the ESPP will be 85% of the closing bid price for the stock (on the last day of the pay period) as quoted by NASDAQ.

     Employees may end their participation in the ESPP at any time. Participation ends automatically upon termination of employment with Evans & Sutherland. The ESPP will be administered by the Board, although the Board may delegate some or all of its administrative duties to a Board committee or a committee of employees. Evans & Sutherland's Board may amend or terminate this ESPP at any time, subject to the continuation of any outstanding purchase rights relating to an offering period that has been completed prior to the Board action. The aggregate amount of stock to be purchased through the ESPP shall not exceed 500,000 shares.

     Evans & Sutherland will pay costs and expenses incurred in the administration of the ESPP and maintenance of accounts, and will pay brokerage fees and commissions for purchases. Evans & Sutherland will not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

     Federal Income Tax Consequences. Evans & Sutherland believes that under present law the following Federal income tax consequences would generally result under the ESPP. The ESPP is not intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code:

          (1) Taxable income equal to the 15% discount in the purchase price of Evans & Sutherland's stock results to the participants upon the purchase of shares for his or her account under the ESPP. The amount of a participant's payroll contributions under the ESPP are also taxable as ordinary income to the participant.

          (2) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's basis in the Common Stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (1) above).

          (3) Evans & Sutherland will receive a deduction for federal income tax purposes with respect to any discount in the sale price of Common Stock applicable to such participant.

     The foregoing provides only a general description of the application of federal income tax laws to the ESPP. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

     Amendment to ESPP. Evans & Sutherland's Board has reviewed the ESPP and has determined that it is appropriate to extend the term of the ESPP for an additional five-year period. Evans & Sutherland's Board believes that an extension of the term is necessary for the continued optimal use of the ESPP, including use of the ESPP to provide for grants to employees.

     A copy of the ESPP and the proposed  amendment are attached hereto as Annex
A.

VOTE REQUIRED

     The amendment to the ESPP will be adopted upon the affirmative vote of the majority of shares voting on the proposal. Abstentions and brokers nonvotes will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE 1991 EMPLOYEE STOCK PURCHASE PLAN OF EVANS & SUTHERLAND COMPUTER CORPORATION.



                                 PROPOSAL THREE
                           Ratification of Appointment
                             of Independent Auditors

     KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as the accounting firm to audit the accounts and to report on the consolidated financial statements of Evans & Sutherland for the fiscal year ending December 31, 2001 and the Board of Directors recommends that the shareholders vote for ratification of such selection. Shareholder ratification of the selection of KPMG as Evans & Sutherland's independent auditors is not required by Evans & Sutherland's bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for shareholder ratification as a matter of good corporate practice. KPMG has audited Evans & Sutherland's consolidated financial statements since 1968. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the best interests of Evans & Sutherland and its shareholders.

     Neither KPMG, nor any of its members has any financial interest, direct or indirect, in Evans & Sutherland, nor has KPMG, nor any of its members, ever been connected with Evans & Sutherland as promoter, underwriter, voting trustee, director, officer, or employee. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of a quorum of shareholders is required for the ratification of the appointment of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS EVANS & SUTHERLAND'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                OTHER INFORMATION

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Evans & Sutherland's common stock as of March 30, 2001, (i) by each person who is known by Evans & Sutherland to own beneficially more than five percent of Evans & Sutherland's common stock, (ii) by each of Evans & Sutherland's directors and director nominees, (iii) by the Chief Executive Officer and each of Evans & Sutherland's four most highly compensated executive officers who served as executive officers at December 31, 2000 and (iv) by all directors and executive officers as a group.


                             Directors, Officers and                   Shares Beneficially Owned (1)
                             Principal Shareholders                  -------------------------------
                                                                             Number      Percent
PRINCIPAL SHAREHOLDERS                                                     ---------     -------
     State of Wisconsin Investment Board (2)                               1,526,350       14.8%
     P.O. Box 7842, Madison, Wisconsin 53707

     Peter R. Kellogg (3)                                                  1,083,000       10.5%
     120 Broadway, New York, New York 10271

     SG Cowen Asset Management, Inc. (4)                                     838,970        8.1%
     560 Lexington Avenue, New York, New York 10022

     Dimensional Funds Advisors (5)                                          756,900        7.3%
     1299 Ocean Avenue, 11th Floor, Santa Monica, California  90401

     Vanguard/PRIMECAP Fund, Inc. (6)                                        732,500        7.1%
     P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600

     The TCW Group, Inc. (7)                                                 662,100        6.4%
     865 South Figueroa Street, Los Angeles, California  90017

     Royce & Associates (8)                                                  567,500        5.5%
     1414 Avenue of the Americas, New York, New York 10019

DIRECTORS

     Stewart Carrell (9)                                                      70,200           *
     Gerald S. Casilli (10)                                                   27,927           *
     Peter O. Crisp (11)                                                      76,906           *
     Wolf-Dieter Hass                                                              -           *
     James R. Oyler (12)                                                     374,559        3.5%
     Ivan E. Sutherland (13)                                                 101,390        1.0%
     Anthony J. Tether                                                             -           *

OTHER EXECUTIVE OFFICERS

     David B. Figgins (14)                                                    46,669           *
     Robert H. Ard (15)                                                       44,479           *
     George K. Saul (16)                                                      40,934           *
     Richard J. Gaynor                                                             -           *

All directors and executive officers as a group - 13 persons (17)            819,181        7.4%

------------------
       * Less than one percent.

(1) Applicable percentage ownership is based on 10,338,862 shares of Common Stock outstanding as of the record date, March 30, 2001. Pursuant to the rules of the Securities and Exchange Commission, shares shown as
     "beneficially" owned include (a) shares subject to options or warrants currently exercisable or which will be exercisable within 60 days of the record date, (b) shares attainable through conversion of other securities,
     (c) shares held by unincorporated entities and in trusts and estates over which an individual holds at least shared voting or investment powers and
     (d) shares held in trusts and estates of which at least 10 percent of the beneficial interest of such trust is attributable to specified persons in the immediate family of the individual(s) involved. This information is not necessarily indicative of beneficial ownership for any other purpose. The directors and executive officers of Evans & Sutherland have sole voting and investment power over the shares of Evans & Sutherland's common stock held in their names, except as noted in the following footnotes.

(2) State of Wisconsin Investment Board has sole voting power and sole dispositive power as to 1,526,350 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 9, 2001.

(3) Peter R. Kellogg has sole voting power and sole dispositive power as to 983,000 shares and shared voting power and shared dispositive power as to 100,000 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 9, 2001, Form 4 filed with the Securities and Exchange Commission dated March 9, 2001 and Form 4 filed with the Securities and Exchange Commission dated April 6, 2001.

(4) SG Cowen Asset Management, Inc. has sole voting power and sole dispositive power as to 1,500 shares and shared voting power as to 792,770 shares and shared dispositive power as to 837,470 shares according to Schedule 13G filed with the Securities and Exchange Commission dated January 23, 2001.

(5) Dimensional Fund Advisors has sole voting power and sole dispositive power as to 756,900 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 2, 2001.

(6) Vanguard/PRIMECAP Fund, Inc. has sole voting power and shared dispositive power as to 732,500 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 29, 2001.

(7) The TCW Group, Inc. has shared voting power and shared dispositive power as to 662,100 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 14, 2001.

(8) Royce & Associates, Inc. has sole voting power and sole dispositive power as to 567,500 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 8, 2001.

(9) In addition to being a director, Mr. Carrell is also Chairman of the Board of Evans & Sutherland. The number of shares attributable to Mr. Carrell includes 10,000 shares of common stock, 200 shares which are issuable upon conversion of $200,000 of convertible debentures at a conversion rate of $42.10 per share and acquired by Mr. Carrell on March 7, 1995, and 60,000 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 29, 2001.

(10) The number of shares attributed to Mr. Casilli includes 6,592 shares of common stock and 21,335 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(11) The number of shares attributable to Mr. Crisp includes 42,437 shares of common stock and 34,469 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(12) In addition to being a director, Mr. Oyler is also President and Chief Executive Officer of Evans & Sutherland. The number of shares attributable to Mr. Oyler includes 27,000 shares of common stock and 347,559 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(13) The number of shares attributable to Mr. Ivan E. Sutherland includes 64,055 shares of common stock and 37,335 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001. Of the 64,055 shares of common stock, 11,800 shares are held by the Sutherland Family Trust of 1980 as to which Mr. Sutherland is a co-trustee with Marcia Sutherland, with each trustee having sole voting and dispositive power.

(14) Mr. Figgins commenced employment with Evans & Sutherland in April 1998 as Vice President of PC Simulation in the Simulation Group. The number of shares attributable to Mr. Figgins is 46,669 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(15) Mr. Ard commenced employment with Evans & Sutherland in June 1998 as Vice President and General Manager in the Applications Group. The number of shares attributable to Mr. Ard includes 1,143 shares of common stock and 43,336 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(16) Mr. Saul commenced employment with Evans & Sutherland in June 1998 as a result of Evans & Sutherland's acquisition of Silicon Realty, Inc. The number of shares attributable to Mr. Saul includes 1,000 shares of common stock and 39,934 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

(17) The total for directors and officers as a group includes 153,227 shares of common stock and 665,954 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 29, 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Evans & Sutherland for the fiscal years ended December 31, 2000, 1999 and 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                             --------------------------------------
                                               Annual Compensation                      Awards              Payouts
                                        ----------------------------------   ----------------------------   -------
                                                                                            Securities
                                                                Other       Restricted      Underlying
           Name and                                             Annual         Stock         Options/      LTIP        All Other
      Principal Position        Year    Salary    Bonus(1)   Compensation      Awards          SARS       Payouts   Compensation(2)
      ------------------        ----    ------    --------   ------------   -----------   -------------   -------   ---------------
James R. Oyler                  2000   $379,700   $      -              -             -        30,000         -         $52,889
    President and               1999    361,600                         -             -        30,000         -          50,173
    Chief Executive Officer     1998    344,400          -              -             -       137,000         -          50,912

David B. Figgins (3)            2000    234,000     29,307              -             -        45,000         -          38,405
    Vice President-             1999    195,000     23,574              -             -        49,000         -          30,915
    Simulation Group            1998    150,000     18,073              -             -        16,000         -          67,236

Robert H. Ard (4)               2000    210,000    104,683              -             -        40,000         -          27,325
    Vice President-             1999    191,000          -              -             -        18,000         -          58,931
    Applications Group          1998    100,385     16,881              -             -        32,000         -          70,185

George K. Saul (5)              2000    230,000          -              -             -        40,200         -          32,261
    Vice President-             1999    215,000          -              -             -             -         -          82,076
    REALimage Solutions Group   1998     92,596          -              -             -        39,800         -          25,527

Richard J. Gaynor (6)           2000    200,000     42,252              -             -        60,000         -          68,192
    Vice President and Chief    1999          -          -              -             -             -         -               -
    Financial Officer           1998          -          -              -             -             -         -               -


(1) Represents incentive bonuses for the year indicated that were paid in the subsequent year. Amount of bonus is for achievement of corporate, individual and organizational objectives for fiscal years 2000, 1999 and 1998.

(2) All other compensation for fiscal year 2000 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $36,364, Mr. Figgins $27,622, Mr. Ard $15,909, Mr. Saul $20,091 and Mr. Gaynor $10,909); (ii) matching contribution to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $11,425, Mr. Figgins $5,683, Mr. Ard $6,316, Mr. Saul $ 6,920 and Mr.
     Gaynor $6,205); (iii) matching contribution to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $5,100, Mr. Figgins $5,100, Mr. Ard $5,100, Mr. Saul $5,250 and Mr. Gaynor $2,307); and (iv) reimbursement for relocation expenses (Mr. Gaynor $48,771).

     All other compensation or fiscal year 1999 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $34,545, Mr. Figgins $22,727, and Mr. Ard $13,909); (ii) matching contributions to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $10,828, Mr. Figgins $5,798, Mr. Ard $6,292, and Mr. Saul $8,335); (iii) matching contributions to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $4,800, Mr. Figgins $2,390, and Mr. Saul $4,391); and (iv) reimbursement for relocation expenses (Mr. Ard $38,730 and Mr. Saul $69,350).

     All other compensation for fiscal year 1998 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $29,091, Mr. Ard $13,002, and Mr. Saul $18,545); (ii) matching contribution to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $17,021, Mr. Figgins $2,942, and Mr. Ard $3,298); (iii) matching contribution to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $4,800, and Mr. Saul $2,677); and (iv) reimbursement for relocation expenses (Mr. Figgins $64,294, Mr. Ard $53,885, and Mr. Saul $4,305).

(3) Mr. Figgins commenced his employment with Evans & Sutherland in April 1998 as Vice President of PC Simulation in the Simulation Group.

(4) Mr. Ard commenced his employment with Evans & Sutherland in June 1998 as Vice President and General Manager in the Applications Group.

(5) Mr. Saul commenced his employment with Evans & Sutherland in June 1998 as a result of Evans & Sutherland's acquisition of Silicon Reality, Inc.

(6) Mr. Gaynor commenced his employment with Evans & Sutherland in January 2000 and terminated his employment with Evans & Sutherland in January 2001.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

           The following table sets forth information regarding stock options granted during fiscal year 2000 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted in 2000.

                                              Individual Grants
                        ---------------------------------------------------------------
                        Number of                                                           Potential Realizable Value at
                        Securities     Percent of Total                                        Assumed Annual Rates of
                        Underlying        Options/SARs                                      Stock Price Appreciation for
                         Options/          Granted to        Exercise Of                           Option Term (2)
                           SARs           Employees In         Base          Expiration     -----------------------------
Name                      Granted           Fiscal Year        Price(1)         Date           At 5%             At 10%
--------                ----------     ----------------      -----------     ----------      ---------         ---------
James R. Oyler            30,000              3.5%              $10.69           3/8/10       $201,639          $510,994

David B. Figgins          35,000              4.0%               10.69           3/8/10        235,246           596,159
                          10,000              1.2%                6.00          9/22/10         37,734            95,625

Robert H. Ard             30,000              3.5%               10.69           3/8/10        201,639           510,994
                          10,000              1.2%               11.31          3/29/10         71,144           180,292

George K. Saul            40,200              4.6%               10.69           3/8/10        270,197           684,732

Richard J. Gaynor         50,000              5.8%               11.50           1/6/10        361,614           916,402
                          10,000              1.2%                6.00          9/22/10         37,734            95,625


(1) The options are all granted to employees under Evans & Sutherland's 1995 Long-Term Incentive Equity Plan or 1998 Stock Option Plan and become exercisable in three equal installments on the first, second and third anniversaries of the date of the grant. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service with Evans & Sutherland. The total number of options granted to employees during fiscal year 2000 was 865,400 shares.

(2) These potential realizable values are based on an assumed annual rate of increase in the value of Evans & Sutherland's common stock over the ten-year term of the options of five percent and ten percent, compounded annually, as required by the rules of the Securities and Exchange Commission. These rates of increase in value are not indicative of the past performance of Evans & Sutherland's common stock and are not intended to be a forecast of future appreciation in value of Evans & Sutherland's common stock. The actual realizable value, if any, of these options is dependent upon the actual future value of Evans & Sutherland's common stock, which cannot be predicted with any assurance at this time.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

           The following table sets forth information concerning the exercise of stock options during fiscal year 2000 by each of the Named Executive Officers and lists the value of their unexercised options on December 31, 2000. None of the Named Executive Officers exercised any stock options during 2000.

                       Number Of Securities Underlying     Value Of Unexercised In-The-
                         Unexercised Options/SARs At           Money Options/SARs At
       Name                    Fiscal Year-End                   Fiscal Year-End
------------------     -------------------------------     ----------------------------
                       Exercisable       Unexercisable     Exercisable    Unexercisable
                       -----------       -------------     -----------    -------------
James R. Oyler             327,559              74,444               -                -

David B. Figgins            27,002              82,999               -                -

Robert H. Ard               27,335              62,665               -                -

George K. Saul              26,534              53,466               -                -

Richard J. Gaynor                -              60,000               -                -



Based on the closing price of Evans & Sutherland's common stock as reported on the Nasdaq Stock Market on December 31, 2000 of $7.75.


                          10-YEAR OPTION/SAR REPRICINGS

     The following table sets forth information regarding stock options that were repriced during fiscal year 1998 that were previously awarded to the named executive officers. No SARs were repriced during 1998. Except for the options that were repriced during fiscal year 1998, no other options have been repriced.

                                          Number of                                                         Length of
                                          Securities      Market Price                                    Original Term
                                          Underlying        of Stock      Exercise Price      New         Remaining at
                                         Options/SARs      at Time of       at Time of      Exercise        Date of
       Name                   Date         Repriced        Repricing        Repricing        Price         Repricing
-----------------------    ----------   --------------   --------------   --------------   ----------   ----------------
James R. Oyler              09/29/98         56,000          $ 13.56         $ 22.38        $ 13.56     8 years 5 months
                                             36,000            13.56           22.50          13.56     9 years 8 months

Ronald R. Sutherland (1)    09/29/98         40,000            13.56           20.88          13.56     7 years 4 months
                                             20,000            13.56           22.38          13.56     8 years 5 months
                                             20,000            13.56           22.50          13.56     9 years 8 months

John T. Lemley (2)          09/29/98         80,000            13.56           20.50          13.56     7 years 2 months
                                             16,000            13.56           22.38          13.56     8 years 5 months
                                             16,000            13.56           22.50          13.56     9 years 8 months

Charles R. Maule (3)        09/29/98         32,000            13.56           20.88          13.56     7 years 2 months
                                              8,000            13.56           22.38          13.56     8 years 5 months
                                             28,000            13.56           22.50          13.56     9 years 8 months

Robert H. Ard               09/29/98         32,000            13.56           25.00          13.56     9 years 8 months

George K. Saul              09/29/98          4,800            13.56           23.63          13.56     9 years 9 months

David B. Figgins            09/29/98         16,000            13.56           25.50          13.56     9 years 8 months

-----------------

(1)  Mr. Sutherland retired from Evans & Sutherland in February 1999.

(2)  Mr. Lemley retired from Evans & Sutherland in July 1999.

(3)  Mr. Maule terminated his employment with Evans & Sutherland in August 1999.

                              PENSION PLAN AND SERP

     Evans & Sutherland supports a Defined Benefit Pension Plan ("Pension Plan") and Supplemental Executive Retirement Plan ("SERP") with contributions based upon actuarial computations which take into account many assumptions and factors including, among others, projected average salary and time in service. Directors of Evans & Sutherland who are not employees are not eligible to participate in the Pension Plan and SERP. Evans & Sutherland's 2000 expense for the Pension Plan of $740,000 was 2% of the total remuneration of those participants covered by the Pension Plan for the fiscal year 2000. Under the pension provisions, the credited years of service for the Named Executive Officers listed in the preceding Summary Compensation Table are as follows: Messrs. James R. Oyler, 6 years; David B. Figgins, 3 years; Robert H. Ard, 3 years; George K. Saul, 3 years; and Richard J. Gaynor, 1 year.

     Evans & Sutherland maintains a non-qualified deferred compensation plan or SERP for certain executives selected by the Compensation Committee of the Board of Directors. Under the SERP, an executive's annual retirement income commencing at age 65 (and having at least three years of service under the SERP) equals 66.7% of the executive's average base salary reduced by the executive's annual benefit under the Pension Plan multiplied by a fraction the numerator of which is the total number of years of service with Evans & Sutherland (up to a maximum of ten) and the denominator of which is ten. For purposes of the SERP, the term "average base salary" is defined as the average of the executive's base compensation over a three year period, excluding all other forms of compensation except amounts deferred under Evans & Sutherland's 401(k) Plan and the SERP.

     Messrs. James R. Oyler, David B. Figgins, Robert H. Ard and George K. Saul are currently participating in the SERP and have 6,3,3 and 3 years of service, respectively, credited under the SERP and are expected to have at least 10 years of service credited under the Pension Plan at age 65. Mr. Gaynor terminated his employment with Evans & Sutherland in January 2001 and has 1 year of service credited under the SERP. Evans & Sutherland has purchased life insurance for its benefit on the lives of some or all of the participants. It is anticipated that the life insurance proceeds payable upon the death of plan participants will reimburse Evans & Sutherland for the after-tax cost of benefit payments, premiums, and a factor for the cost of money.

     The following table illustrates the approximate annual retirement benefits (not including social security benefits) under the Pension Plan and the SERP, assuming retirement at age 65, based upon years of accredited service and final qualifying earnings as defined in the Pension Plan and SERP, and also assuming that the employee elects a straight life annuity.


                                                            Years of Service
                                        ---------------------------------------------------------

    Remuneration (1)                        15          20          25          30          35
    ------------                        ---------   ---------   ---------   ---------   ---------

        $125,000      ...............     $83,375     $83,375     $83,375     $83,375     $83,375
         150,000      ...............     100,050     100,050     100,050     100,050     100,050
         175,000      ...............     116,725     116,725     116,725     116,725     116,725
         200,000      ...............     133,400     133,400     133,400     133,400     133,400
         225,000      ...............     150,075     150,075     150,075     150,075     150,075
         250,000      ...............     166,750     166,750     166,750     166,750     166,750
         300,000      ...............     200,100     200,100     200,100     200,100     200,100
         400,000      ...............     266,800     266,800     266,800     266,800     266,800
         450,000      ...............     300,150     300,150     300,150     300,150     300,150
         500,000      ...............     333,500     333,500     333,500     333,500     333,500


(1) For purposes of determining benefits at normal retirement, remuneration is based upon the average qualifying earnings of the employee. Under the Pension Plan, this is the average of the five consecutive calendar years that will produce the highest average earnings out of the last ten calendar years of employment. Under the SERP, this is the average of the three consecutive calendar years of employment with Evans & Sutherland that produces the highest annual average. For 2000, compensation taken into account under the Pension Plan for any individual in any year was limited to $170,000.

         EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN
                              CONTROL ARRANGEMENTS


       EMPLOYMENT AGREEMENTS

     On May 16, 2000, Evans & Sutherland entered into employment agreements with Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor. Pursuant to Mr. Oyler's employment agreement, Mr. Oyler shall continue to serve as President and Chief Executive Officer of Evans & Sutherland until December 31, 2002, unless the employment term is further extended or sooner terminated in accordance with the terms of the agreement. Pursuant to their agreements, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor shall continue to serve in their respective positions until December 31, 2001, unless the terms of service are further extended or sooner terminated in accordance with the terms of their respective agreements. Further, Evans & Sutherland agreed to continue to pay Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor their annualized base salary subject to adjustment as provided in their respective agreements. Such annualized base salary may be increased from time to time in accordance with the normal business practices of Evans & Sutherland. Evans & Sutherland also agreed that Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor shall be entitled to participate in Evans & Sutherland's incentive program, supplemental retirement plan and other benefits normally provided to employees of Evans & Sutherland similarly situated, including being added as a named officer on Evans & Sutherland's existing directors' and officers' liability insurance policy.

     In the case of termination of Mr. Oyler's, Mr. Figgins', Mr. Ard's, Mr. Saul's or Mr. Gaynor's employment as a result of death or disability, the terminated employee will be entitled to a termination payment equal to such individual's gross income for the year preceding the termination date. If Mr. Oyler terminates his employment for good reason (as defined in Mr. Oyler's agreement), or Mr. Oyler's employment is terminated by Evans & Sutherland for any reason other than death, disability or cause (as defined in Mr. Oyler's agreement), Mr. Oyler shall be entitled to a termination payment equal to two
(2) time his gross income for the year preceding the termination date. In addition, if Evans & Sutherland terminates Mr. Oyler without cause, or if Mr. Oyler terminates his employment for good reason, then all outstanding options shall immediately vest, If Mr. Figgins, Mr. Ard, Mr. Saul, or Mr. Gaynor terminates his employment for good reason (as defined their respective agreements), or the employment of any such employee is terminated by Evans & Sutherland for any reason other than death, disability or cause (as defined in their respective agreements), any such terminated employee shall be entitled to a termination payment equal to such employee's gross income for the year preceding the termination date.

     Under the agreements, Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor are subject to customary noncompetition provisions during their employment and for 12 months following the termination of their employment. Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor are subject to customary assignment of inventions provisions during their employment, and to customary confidentiality provisions at all times during and after their employment.

     In January 2001, Mr. Gaynor terminated his employment with Evans & Sutherland and was not entitled to any severance in connection with his agreement.

     CHANGE-IN-CONTROL AGREEMENTS

     Pursuant to change-in-control provisions included in the employment agreements entered into on May 16, 2000 by Evans & Sutherland and Mr. Oyler, Mr. Figgins, Mr. Ard, Mr. Saul and Mr. Gaynor, if upon a change in control (as defined in the agreements) any such employee terminates his employment for good reason (as defined in the agreements), or Evans & Sutherland terminates any such employee for any reason other than death, disability, or cause (as defined in the agreements), the terminated employee shall be entitled to a termination payment equal to two (2) times such employee's gross income for the year preceding the termination date. However, if Mr. Oyler terminates his employment within one hundred eighty (180) days of a change in control, Mr. Oyler shall be entitled to a termination payment of two and one-half (2.5) times his gross income for the year preceding the termination date.

     In January 2001, Mr. Gaynor terminated his employment with Evans & Sutherland.


  COMPENSATION AND STOCK OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of Evans & Sutherland's Compensation and Stock Options Committee are Mr. Carrell, Mr. Casilli, Mr. Sutherland, and Mr.Crisp. Mr. Carrell was an employee of Evans & Sutherland until December 31, 2000. Mr. Sutherland served as Vice President and Chief Scientist of Evans & Sutherland from 1968 until 1974.

             REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE
                            ON EXECUTIVE COMPENSATION

     THE FOLLOWING REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER EVANS & SUTHERLAND FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT EVANS & SUTHERLAND SPECIFICALLY INCORPORATES THIS REPORT.

     It is the duty of the Compensation and Stock Options Committee to review and determine the salaries and bonuses of executive officers of Evans & Sutherland, including Evans & Sutherland's Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation and Stock Options Committee believes that the compensation programs for the executive officers should reflect Evans & Sutherland's performance and the value created for Evans & Sutherland's shareholders. In addition, Evans & Sutherland's compensation programs should support the goals and values of Evans & Sutherland and should reward individual contributions to Evans & Sutherland's success.


GENERAL COMPENSATION POLICY AND PHILOSOPHY

     The Compensation and Stock Options Committee of the Board of Directors establishes and oversees the general compensation policies of Evans & Sutherland, which include specific compensation levels for executive officers, cash incentive initiatives for executives and the technical staff and stock option grants from the stock option plans. The committee is composed of the Chairman of the Board of Directors and all of the independent outside directors.

     Evans & Sutherland operates in highly competitive businesses and competes nationally for personnel at the executive and technical staff level. Outstanding candidates are aggressively recruited, often at premium salaries. Highly qualified employees are essential to the success of Evans & Sutherland. Evans & Sutherland is committed to providing competitive compensation that helps attract, retain and motivate the highly skilled people it requires. The committee strongly believes that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives and to business segment and overall company performance, both current and long-term.

     The salary of the Chief Executive Officer is established solely by the committee, while the salary of other executives is recommended by the Chief Executive Officer for review and approval of the committee. Prime sources of information in determining executive salaries are a survey published by the American Electronics Association entitled "Executive Compensation in the Electronics Industry," and a survey published by Radford Associates entitled "Management Total Compensation Report." The committee has determined that, as a general rule, executive, management and top technical salaries should be at or near the 50th percentile of these surveys.

     In 1995, the committee approved a management incentive plan, which provided financial incentives for certain key executives and managers of Evans & Sutherland to achieve profitable growth. In 1999, participation was expanded to include all employees of Evans & Sutherland. The plan incentive is based on achievement of operating profit and other measures relative to the annual operating plan. Measurement for corporate (functional) employees is total corporate performance, while measurement for business segment employees is both corporate and business segment performance. The plan limits individual maximums on annual incentive amounts.

     Other than Evans & Sutherland's pension plan and SERP, the long-term component of compensation for the Chief Executive Officer and other executives is the 1998 Stock Option Plan. The plan does not provide for automatically-timed option grants, but rather provides for grants at the discretion of the committee. In general, stock options are granted to executives, key managers and technical staff whose individual assignments are anticipated to have high leverage in terms of achieving the long-term objectives of Evans & Sutherland.

CEO COMPENSATION

     Mr. Oyler's compensation for 2000 was established in his May 2000 Employment Agreement, which is more fully described in this proxy under the heading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." Mr. Oyler's annual base salary for 2000 was $379,700 and his other compensation totaled $52,889. Mr. Oyler did not receive a bonus for the year 2000. During fiscal 2000, Mr. Oyler was granted stock options to purchase 30,000 shares at an exercise price of $10.69 per shares, the fair market value of Evans & Sutherland's common stock on the date of such grant. The stock options will vest annually in approximately equal installments on the first, second, and third anniversaries of the date of grant. These awards were based on, among other things, the Committee's subjective assessment of Mr. Oyler's performance and impact upon Evans & Sutherland's performance in 2000, and the extent to which his performance in the future is expected to create value for Evans & Sutherland's shareholders.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The Compensation and Stock Options Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. The stock option plans are designed to qualify for the performance-based exemption. The Compensation and Stock Options Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practices, Evans & Sutherland's compensation philosophy, and Evans & Sutherland's best interests.


     This report is submitted by the members of the Compensation and Stock Options Committee.

                     Stewart Carrell              Ivan E. Sutherland
                     Gerald S. Casilli            Peter O. Crisp



             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors of Evans & Sutherland is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors (attached hereto as Annex B). The members of the Committee are Ivan E. Sutherland (Chair), Gerald S. Casilli and Peter O. Crisp. All members are independent directors as defined by the listing standards of the Nasdaq National Market System.

     Management is responsible for Evans & Sutherland's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Evans & Sutherland's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The primary function of the Audit Committee is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The total fees paid to KPMG by Evans & Sutherland for fiscal year 2000 included audit fees of $151,000 and non-audit fees of $506,000. The non-audit fees included fees of $436,000 for consulting with respect to tax matters and $70,000 for other non-audit services. The Committee determined that the services provided by and fees paid to KPMG were compatible with maintaining the independent auditors independence.

     Based on the Committee's discussions with management and the independent accountants, and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that it include Evans & Sutherland's audited consolidated financial statements in Evans & Sutherland's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 to be filed with the Commission.


                                          AUDIT COMMITTEE
                                          Ivan E. Sutherland, Chairman
                                          Gerald S. Casilli
                                          Peter O. Crisp

                       COMPARATIVE STOCK PERFORMANCE CHART

     The following graph presents a five year comparison of total cumulative shareholder return on Evans & Sutherland's common stock for the period December 31, 1995 through December 31, 2000 with the total cumulative return on the (a) JP Morgan H & Q Computer Hardware Index, and (b) the Standard & Poor's Smallcap 600 Index. The comparison assumes the investment of $100 on December 31, 1995 in stock or index, including reinvestment of dividends. Total shareholder returns for prior periods are not an indication of future investment returns.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

                                   [GRAPHIC]






                                                 Cumulative Total Return
                                         ---------------------------------------
                                         1995   1996   1997   1998   1999   2000
                                         ----   ----   ----   ----   ----   ----

EVANS & SUTHERLAND COMPUTER CORPORATION   100    112    130     79     51     35
S & P SMALLCAP 600                        100    121    152    157    176    197
JP MORGAN H & Q COMPUTER HARDWARE         100    133    180    347    635    483

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Evans & Sutherland's directors, executive officers and persons who own more than ten percent of a registered class of Evans & Sutherland's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Evans & Sutherland. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish Evans & Sutherland with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of such reports furnished to Evans & Sutherland and written representations from certain reporting persons that no other reports were required, Evans & Sutherland believes that there was compliance for the fiscal year ended December 31, 2000 with all Section 16(a) filing requirements applicable to Evans & Sutherland's officers, directors and greater than ten percent beneficial owners, except that Mr. Ivan Sutherland filed one late Form 4 relating to one transaction.

                              SHAREHOLDER PROPOSALS

     If you wish to submit proposals to be included in Evans & Sutherland's year 2002 proxy statement, we must receive them on or before Thursday, December 20, 2001. Please address your proposals to Corporate Secretary, Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108.

     If you wish to raise a matter before the shareholders at the year 2002 annual meeting, you must notify the Corporate Secretary in writing by not later than March 2, 2002. Please note that this requirement relates only to matters you wish to bring before your fellow shareholders at the annual meeting. It is separate from the SEC's requirements to have your proposal included in the proxy statement.

     Receipt by Evans & Sutherland of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Evans & Sutherland's proxy materials or its presentation at the 2002 annual meeting because there are other requirements in the proxy rules.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote them in accordance with their best judgment.

                             ADDITIONAL INFORMATION

     Evans & Sutherland has included with this proxy statement a copy of its annual report on Form 10-K dated December 31, 2000, which is incorporated by reference in its entirety. Evans & Sutherland will provide without charge to each person solicited, upon oral or written request of any such person, an additional copy of Evans & Sutherland's annual report on Form 10-K, including the consolidated financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Direct any such correspondence to the Corporate Secretary of Evans & Sutherland.


                                     EVANS & SUTHERLAND COMPUTER CORPORATION

                                     /S/ William M. Thomas
                                     --------------------------------------
                                     William M. Thomas
                                     Vice President, Chief Financial Officer
                                     and Corporate Secretary

                                                                         Annex A

                        1991 EMPLOYEE STOCK PURCHASE PLAN


                                       OF


                     EVANS & SUTHERLAND COMPUTER CORPORATION



1. PURPOSES

     The purposes of this Plan are to advance the interests of Evans & Sutherland Computer Corporation (the "Company") and to further its growth and development by encouraging and assisting employees of the Company and its subsidiaries to acquire a personal and proprietary interest in the endeavor through the purchase of its capital stock. It is also a primary goal of this Plan to make the purchase of the stock convenient and economical to the employee.

     The Company intends to establish and administer this Plan as a Plan other than one which is a qualified employee stock purchase Plan under any of the provisions of the Internal Revenue Code of 1986, as amended, or which is subject to any of the provisions of the Employees' Retirement Income Security Act of 1974 ("ERISA").

2. ELIGIBILITY

     Any employee of the Company or any wholly-owned subsidiary of the Company shall be eligible to participate in this Plan.

3. ELECTION TO PARTICIPATE

     Each eligible employee who elects to participate in this Plan shall indicate his/her intention to acquire stock by submitting a properly completed "Participation Election & Payroll Deduction Authorization under Employee Stock Purchase Plan" form (the "Participation Form") to the Company payroll office. The Participation Form shall be deemed "filed" when received by the payroll office.

     The filing of the Participation Form constitutes, until revoked or amended, both an authorization to the Company to make payroll deductions under this Plan and a contract with the Company to purchase at some future period or periods the whole number of shares which can be purchased by accumulated payroll deductions.

     Any employee who does not file a Participation Form in the manner provided has no rights under this Plan.

4. PLAN MECHANICS

     Payroll deductions will accumulate in a "stock purchase account" established for each participant. Monies accumulated therein, when sufficient, allow the participant to acquire a share (or shares) of the Company's stock at a price equal to eighty-five percent (85%) of the closing bid price for the stock (on the last day of the pay period) as quoted by the National Association of Security Dealer Automated Quotation System ("NASDAQ").

     Future payroll deductions continue to accumulate in stock purchase accounts until sufficient to be applied towards the acquisition of an additional share (or shares) of stock.

     In addition to bearing the administrative and other associated expenses of operating this Plan, the Company is deemed to contribute the remaining fifteen percent (15%) of the total dollars actually needed before a share (or shares) of stock can be issued under this Plan.

5. PAYROLL DEDUCTIONS

     Stock can only be purchased under this Plan through the medium of payroll deductions.

     A.   Minimum Deduction.

          An employee electing (or amending an election) to participate in this Plan must authorize a payroll deduction of at least $4.00 per week.

     B.   Maximum Deduction.

          No employee may authorize for any pay period a deduction in excess of ten percent (10%) of his/her gross pay for the applicable pay period.

     C.   When Deductions Begin.

          Payroll deductions shall begin in the first pay period following the one in which the Company receives the employee's Participation Form, and shall continue for the number of weeks indicated on such form, or until the pay period in which the participant elects to revoke his/her election or until this Plan is terminated, whichever occurs first.

     D.   Cessation of Deductions.

          When and if deductions for any reason cease, such cessation shall be treated as if the participant revoked his/her election to participate on the date of the last authorized deduction.

6. AMENDMENT OR TERMINATION OF PARTICIPATION

     A.   Amended Elections.

     Participants are free at any time to amend an election provided the amendment is also within the payroll deduction limitations found elsewhere in this Plan. Any such election shall be effective as of the first pay period following the one in which the Company receives such an amendment.

     B.   Revoked Elections.

     At any time during the term of this Plan a participant may revoke his/her election and terminate participation in this Plan. Upon such revocation, the participant shall make the following election in writing in regard to any balance then remaining in his/her stock purchase account:

          (1)  Direct the Company to refund such balance in cash; or

          (2) Pay to the Company (in cash or by certified or bank cashier's or teller's check or by money order) an amount sufficient to complete the acquisition of the next whole share at a purchase price of eighty-five percent (85%) of the closing NASDAQ bid price for the stock on the day of revocation.

                    If the participant fails to make the election provided for in this subsection within seven (7) calendar days of the triggering event, he/she will be deemed to have elected the cash refund alternative and will be refunded the balance of his/her stock purchase account.

                    Participants shall not earn or receive interest on or income from any payroll deductions subject to this Stock Purchase Plan.

     C.   Termination of Employment.

          The termination of the employment of a participating employee shall be treated under this Plan as if the employee had, on the date of such termination, revoked his/her election to participate.

7. PRIVILEGES OF STOCK OWNERSHIP

     The completion of each whole share purchase under this Plan shall entitle the purchaser to all of the privileges of stock ownership (dividends, voting rights, liquidation rights, etc.).

     All shares issued under this Plan shall be registered with the Securities and Exchange Commission and the respective states, except those states in which an applicable exemption is available.

8. DELIVERY OF SHARE CERTIFICATES

     The Company shall issue and deliver, upon demand and as soon as practicable, share certificates to any ongoing participant who has five (5) or more unissued shares purchased under this Plan. A participant whose interest in the Plan has terminated for any reason shall have, as soon as is practicable, share certificates issued to him/her for the shares purchased under this Plan but yet unissued.

     As indicated elsewhere in this Plan, no fractional shares may be purchased or issued under this Plan.

9. TRANSFER OR HYPOTHECATION OF SHARES

     No attempted or effectuated transfer or hypothecation of shares purchased under this Plan shall be binding on the Company or on its transfer agent unless and until the applicable share certificates have been issued or the Company has otherwise consented in writing.

10. STOCK SUBJECT TO THE PLAN

     The stock to be offered under this Plan shall be registered shares of the Company's Common Stock ($0.20 par value) (herein called the "stock" or "shares") and the aggregate amount of stock to be purchased under this Plan shall not exceed (subject to adjustments as provided in this Section) 500,000 shares. The stock may be, in whole or in part, as the Board of Directors of the Company shall from time-to-time determine, authorized and unissued shares or issued shares which shall have been reacquired by the Company.

     If the outstanding shares of the stock of the Company are changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the kind of shares available for purchase under this Plan.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, the Plan shall terminate unless provision be made in connection with such transaction for the assumption of the rights and duties under this Plan but substituting the stock of a successor corporation, or a parent or subsidiary thereof.

11. REPORTING

     Reports to each participant of his/her unissued shares under this Plan and of the dollar balance in his/her stock purchase account shall be made at least annually. Other figures which are deemed appropriate by the Plan administrators may be periodically reported to each participant by the Company.

     The Company shall also report to each participant, concurrent with the issuance of any and all shares, the tax basis for each purchased share for federal and state tax purposes.

12. ADMINISTRATION

     This Plan shall be administered by the Board of Directors of the Company. Subject to the express provisions of the Plan, the Board of Directors shall have the authority to construe and interpret the Plan and to define the terms used herein, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Board of Directors on the matters referred to in this section shall be conclusive.

13. FUND INVESTMENT

     The Plan Administrators may temporarily invest the funds of the Plan (which at any point in time consist of the aggregate of all the balances in stock purchase accounts) in short-term obligations such as savings accounts, bank certificates of deposit, governmental securities, high-grade corporate securities (other than those of the Company) or similar securities, or in any combination of the foregoing. Plan funds shall in no event be commingled with any other funds or revenue of the Company, or be used by the Company for any purpose other than the purchase of stock according to this Plan.

     Any interest or income earned from the investments of the preceding paragraph shall be used by the Plan Administrators to offset costs of the Plan administration and operation.

14. AMENDMENT AND TERMINATION

     The Board of Directors of the Company may at any time suspend, amend or terminate this Plan if they deem such advisable in the best interests of the Company.

15. EFFECTIVE DATE OF THE PLAN

     This Plan shall be effective concurrent with the effective date of the registration statement to be filed with the Securities and Exchange Commission for the shares to be offered hereunder.

16. DURATION OF PLAN

     This Plan shall expire on February 21, 2001.

17. PREDECESSOR PLAN

     This Plan is intended to supersede the 1986 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation (the "1986 Plan"), and if, on the effective date of this Plan, there are any shares which the Company is obligated to issue under the 1986 Plan, the obligations of the Company under the 1986 Plan shall be subsumed with and into this Plan.

                                    PROPOSED
                                  AMENDMENT TO
                        1991 EMPLOYEE STOCK PURCHASE PLAN
                   OF EVANS & SUTHERLAND COMPUTER CORPORATION

     Evans & Sutherland Computer Corporation (the "Company") previously approved the adoption of the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation (the "Plan") to encourage stock ownership by eligible employees. By this instrument, the Company desires to amend the Plan to extend the term of the Plan for an additional five-year period.

          1. The provisions of this Amendment shall be effective as of February 21, 2001.

          2. Section 16 of the Plan is hereby amended and restated in its entirety as follows:

                    16. DURATION OF PLAN

                             This Plan shall expire on February 20, 2006.


          3. This First Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

                                                                         Annex B


           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                    EVANS & SUTHERLAND COMPUTER CORPORATION

                                  May 17, 2000


I.   AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     o Monitor the independence and performance of the Company's independent auditors.

     o Provide an avenue of communication among the independent auditors, management and the Board of Directors.

     o Encourage adherence to, and continuous improvement of, the Company's policies, procedures and practices at all levels.

     o    Review areas of potential significant financial risk to the Company.

     o    Monitor compliance with legal and regulatory requirements.


II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of The Nasdaq Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or at least its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES


Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

     3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Legal Compliance

     11. On at least an annual basis, review the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or government agencies.

     Other Audit Committee Responsibilities

     12. Annually prepare an Audit Committee report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     13. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.


     15.  Periodically perform self-assessment of audit committee performance.

     16. Review financial and accounting personnel succession planning within the company.

     17. Annually review policies and procedures as well as audit results associated with directors' and officers expense accounts and perquisites. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

SIDE 1

                                      PROXY
                     EVANS & SUTHERLAND COMPUTER CORPORATION
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints James R. Oyler and William M. Thomas and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of common stock of Evans & Sutherland Computer Corporation, a Utah corporation, held of record by the undersigned, on March 30, 2001, at the annual meeting of shareholders to be held on Thursday, May 24, 2001 at 11:00 a.m., local time, at Evans & Sutherland's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108, or at any adjournment or postponement thereof, upon the matters set forth on the reverse, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE, "FOR" THE AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN OF EVANS & SUTHERLAND COMPUTER CORPORATION AND "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS EVANS & SUTHERLAND'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2001. PLEASE COMPLETE, SIGN, AND DATE THIS PROXY WHERE INDICATED AND RETURN PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE.

                         (To be Signed on Reverse Side.)

SIDE 2

1. ELECTION OF DIRECTORS: (a) Wolf-Dieter Hass to serve a one year term expiring at Evans & Sutherland's annual meeting to be held in the year 2002 and until his successor is duly elected and qualified; (b) Anthony J. Tether to serve a two year term expiring at Evans & Sutherland's annual meeting to be held in the year 2003 and until his successor is duly elected and qualified; and (c) Gerald S. Casilli and James R. Oyler, to serve for three year terms expiring at Evans & Sutherland's annual meeting to be held in the year 2004 and until their successors are duly elected and qualified.

               |_|        For all Nominees

               |_| Withhold Authority to Vote for the Nominees listed at right (To withhold authority for one or more individual Nominees, cross out the name of each such person)

                          Gerald S. Casilli           Wolf-Dieter Hass

                          James R. Oyler              Anthony J. Tether

|_|        Abstain

2. Proposal to amend the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation

               |_|        For       |_|       Against       |_|       Abstain

3. Proposal to ratify the appointment of KPMG LLP as independent auditors of Evans & Sutherland for the fiscal year ending December 31, 2001.

               |_|        For       |_|       Against       |_|       Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature                  Date          Signature                  Date
          ---------------       -------            ---------------       -------

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.